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                                                                  EXHIBIT 10.19



January 28, 1999



PERSONAL AND CONFIDENTIAL

Mr. Joe D. Goodwin
1536 Stonegate Way
Atlanta, Georgia 30327

Dear Joe:

I believe we reached agreement on the following points:

1. LAI Worldwide ("the Company") will guarantee your annual compensation at the rate of $500,000 per year for the next year payable ratably each month.

2. If you leave the firm (but not before April 30, 1999), we will pay you three months' severance pay.

3. During your employment, the firm will of course keep you and your dependants on our group insurance plan covering medical and dental. If you leave the firm (but not before April 30, 1999), we will continue to keep you on our group insurance plan (at our cost) for the remainder of the one-year term of your compensation guarantee.

4. In connection with any change of control of the Company (i.e., merger, consolidation, sale of stock, sale of assets, change of more than one-half of the Board of Directors), you will not be required to sign any contract or agreement related to employment, non-competition, stock ownership or otherwise, including, without limitation, with respect to any obligation that you continue employment with any purchaser of the company.

5. If a change of control of the Company or a change in management of the Company (i.e., change in who holds the title of Chairman, Chief Executive Officer, President, or Chief Operating Officer of the Company) occurs prior to April 30, 1999, you shall have the immediate right to terminate your employment with the





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Mr. Joe D. Goodwin
January 28, 1998
Page 2


     Company prior to April 30, 1999 by delivery of notice to the Company, upon which early termination, we will honor items 2. and 3. of this letter, even though termination took place prior to April 30, 1999.

6. The other terms you suggested (primarily the right to sell your stock and the vesting of your options) in your letter to me are solely in the purview of the Compensation Committee. However, as I said by phone, everyone's options vest in the event of change of control. We have also asked Richie to look into an early payout of the deferred compensation plan for everyone.

I hope this is satisfactory and we can get back to business. If you need a lawyer to go over and redraft this letter, that is fine as well. Let me know. See you Monday.

Best regards,



Robert L. Pearson
Chairman and Chief Executive Officer

RLP/ds